                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /x/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /x/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             TELULAR CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /x/ No Fee Required

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                              TELULAR CORPORATION
                             920 DEERFIELD PARKWAY
                            BUFFALO GROVE, IL 60089
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 28, 1997

TO THE SHAREHOLDERS OF TELULAR CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Telular Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, January 28, 1997, at 9:00 a.m. local time, at the North Shore Hilton, the Grand Ballroom, located at 9599 Skokie Boulevard, Skokie, Illinois 60077 for the purpose of considering and acting upon the following matters:

          1. To elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected.

          2. To amend the Articles of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 75,000,000.

          3. To approve the Company's Second Amended and Restated Stock Incentive Plan, which amends the existing Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under such plan from 2,000,000 to 3,000,000, and increases the maximum number of shares of Common Stock that may be issued to any one individual in any three-year period from 500,000 to 750,000.

          4. To ratify and approve the selection of Ernst & Young LLP as independent auditors for the fiscal year ending September 30, 1997.

          5. Such other or further business as may properly come before the meeting.

     These items of business are more fully described in the Proxy Statement accompanying this notice.

     The Board of Directors has fixed the close of business on November 29, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment thereof.

                                        By Order of the Board of Directors

                                        Kenneth E. Millard
                                        Chief Executive Officer and President
Buffalo Grove, Illinois
December 11, 1996

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--------------------------------------------------------------------------------

   IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE
   AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                              TELULAR CORPORATION
                            ------------------------

                            PROXY STATEMENT FOR 1997
                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited by the Board of Directors of the Telular Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, January 28, 1997, at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the North Shore Hilton, the Grand Ballroom, located at 9599 Skokie Boulevard, Skokie, Illinois. The Company's principal executive offices are located at 920 Deerfield Parkway, Buffalo Grove, Illinois 60089. The Company's telephone number at that address is (847) 465-4500.

     These proxy solicitation materials were mailed on or about December 23, 1996 to all stockholders entitled to vote at the meeting.

REVOCABILITY OF PROXIES

     Any shareholder who has executed and returned a proxy pursuant to this solicitation may revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

OUTSTANDING SHARES AND VOTING

     Only shareholders of record at the close of business on November 29, 1996 are entitled to notice of the meeting and to vote at the meeting. Each shareholder is entitled to one vote for each share held. At the record date, 31,398,084 shares of the Company's Common Stock were issued and outstanding.

     All votes will be tabulated by the inspector of election, appointed for the Annual Meeting. Under Delaware law, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated as neither a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of the proxy statement, the proxy and any additional information furnished to shareholders. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors will consist of six directors to be elected at the annual meeting of shareholders to hold office until the next annual meeting or until their successors are elected and qualified. A Board of Directors resolution in December 1996 reduced the number of directors from nine to six. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the six nominees listed below, unless authority to do so is withheld as provided in the proxy. Except for Mr. Berndt, all nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

     Pursuant to the Shareholders' Agreement, see "Certain Transactions", among certain shareholders of the Company, the holders of approximately 55% of the Company Stock are required to vote in favor of the one nominee designated by Motorola. Director Richard D. Haning has been so designated by Motorola.

     The nominees, and certain information about them as of December 1, 1996, are set forth below.

     WILLIAM L. DE NICOLO, age 50, is the founder of the Company and has served as Chairman of the Board (including service to DNIC Brokerage Co. (DNIC) prior to formation of The Telular Group L.P.) since its formation in 1986. Mr. De Nicolo served as Chief Executive Officer (CEO) of the Company from 1986 until November 1993 and from November 1995 until April 1996. Mr. De Nicolo continues to serve as President and Chairman of the Board of Directors of DNIC, a principal stockholder of the Company. Mr. De Nicolo is also a Director of Wells-Garner Electronics Corporation.

     KENNETH E. MILLARD, 49, has served as a director, President and Chief Executive Officer of the Company since April 1996. Mr. Millard served as President and Chief Operating Officer of Oncor Communications, based in Bethesda, Maryland. He worked for Ameritech from 1982 to 1992 where he served as President and Chief Executive Officer of Michigan Bell Telephone Company from 1989 to 1992. Prior to 1989, he held the positions of Senior Vice-President of Corporate Strategy for three years and Senior Vice-President and General Counsel of Ameritech. From 1972 to 1982, Mr. Millard worked for AT&T and Wisconsin Bell as an attorney.

     MR. BERNDT, 56, has served as a director of the Company since December 1996. Mr. Berndt was President of New Business Development/Multimedia Ventures & Technologies for Lucent Technologies, Inc. before he retired. He held the same position with AT&T prior to the Lucent spinoff. Mr. Berndt was employed by AT&T since 1963 and was President of its Business Services Business Unit from 1991 until 1993 and President of the International Communications Services Business Unit from 1987 until 1991. Mr. Berndt is a member of the Council of Foreign Relations and served on the U.S. Trade Representative's Services Policy Advisory Commission from 1987 until 1993. Mr. Berndt is a member of the Board of Trustees for the American Graduate School of International Management and the Board of Directors for the University of Wisconsin Foundation.

     LARRY J. FORD, age 55, has served as a director of the Company since March 1994. Mr. Ford has been the President and Chief Executive Officer of Information Advantage since April 1995. Mr. Ford was previously employed by Systems Software Associates, Inc. as a Vice Chairman from November 1994 -- March 1995, and the Chairman, Chief Executive Officer and President from August 1991 -- October 1994. Previously, Mr. Ford spent 28 years with IBM, his most recent position being Vice President of Information and Telecommunications Systems.

     RICHARD D. HANING, age 44, has served as a director of the Company since April 1995. Mr. Haning has been a Corporate Vice-President with Motorola since 1994, and has been a Vice-President and Director of Finance since 1990. Mr. Haning has been with Motorola for the past 18 years. Mr. Haning is the designee of

Motorola for election to the Board pursuant to a Shareholders' Agreement, see "Certain Transactions -- Shareholders' Agreement".

     DAVID P. MIXER, age 44, has served as a director of the Company and its predecessor since June 1992. Mr. Mixer is a Managing Director of Columbia Capital Corporation, which he has served as an officer since its formation in March 1989. Prior to that time, Mr. Mixer was President of Providence Journal Cellular Corporation, a cellular service provider. Mr. Mixer is also a Director of Saville Systems PLC.

     There are no family relationships among any officers and directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended September 30, 1996, the Board of Directors held ten meetings. The Board has an Audit Committee and a Compensation Committee. Each incumbent Board member attended at least 75% of the aggregate of
(i) the total number of meetings of the Board held during the period during which he was a director, and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member.

     The Audit Committee is responsible for reviewing the Company's financial management practices, internal controls, internal audit function and meetings with the Company's independent accountants to discuss the scope and results of the annual audit. The Audit Committee, which is required to have at least two "Independent Directors", in fiscal 1996 consisted of Mr. Ford, Joel J. Bellows and John A. Blanchard III, and met three times during fiscal 1996. Mr. Ford and Mr. Berndt have been nominated to serve on the audit committee for fiscal 1997.

     The Compensation Committee is responsible for developing and making a compensation policy for Executive Officers of the Company, which includes approving employment agreements, reviewing and approving compensation plans, establishing performance targets and assessing their performance, and making grants of salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee, which as of the end of fiscal 1996 consisted of Messrs. Ford and Mixer, met three times during the fiscal year.

COMPENSATION OF DIRECTORS

     Directors of the Company who are either employees of the Company or affiliated with a significant beneficial owner of the Company, receive no compensation for serving on the Board of Directors. Mr. Millard is an employee of the Company. Messrs. De Nicolo, Mixer and Haning are affiliated with a significant beneficial owner.

     During fiscal 1996, Messrs. Blanchard and Ford were the Independent Directors. Each Independent Director was compensated for attending meetings of the Board or committee meetings of the Board with a grant of stock options. A grant of 10,000 stock options was issued to each Independent Director. The options vest on February 28, 1997, the exercise price is $5.5625, and all options, if not exercised or terminated, shall terminate on the sixth anniversary of the date of grant. These options are subject to the Stock Incentive Plan amendments to be voted upon by the shareholders in Proposal 3.

     All directors are reimbursed for all reasonable expenses of attendance at each meeting.

                                   PROPOSAL 2

        APPROVAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE
           NUMBER OF AUTHORIZED SHARES FROM 40,000,000 TO 75,000,000

     The Company's Certificate of Incorporation presently authorizes the issuance of a total of 40,000,000 shares of Common Stock with a par value of $0.01 per share. At November 29, 1996, the Company had approximately 31,398,084 shares of Common Stock issued and outstanding. The Company expects to issue 150,000 shares of Common Stock to TelePath Corporation ("TelePath") as part of an agreement to increase its equity position in TelePath to 50% by August 31, 1997. See "Certain Transactions -- Relationship and Transactions with TelePath Corporation". The Company has approximately 360,000 shares of Common Stock reserved for stock options issued in connection with non-qualified stock option agreements. In addition, 2,000,000 shares of Common Stock were reserved for issuance under the Company's Stock Incentive Plan. Thus at November 29, 1996, there were approximately 6,092,000 authorized shares of Common Stock unissued and not reserved for issuance.

     The proposal to increase the Stock Incentive Plan and an effort to raise additional capital will further reduce the shares of Common Stock unissued and not reserved for issuance. If the stockholders approve Proposal 3, an additional 1,000,000 shares of Common Stock will be reserved for the Stock Incentive Plan. Also, the Company estimates that another 4,000,000 shares will be reserved as part of an effort to raise additional capital to fund product development projects. Taking into effect the number of shares of Common Stock to be added to the Stock Incentive Plan and the number of shares of Common Stock required to raise additional capital, the number of authorized shares of Common Stock unissued and not reserved for issuance would be approximately 1,092,000.

     On December 3, 1996, the Board of Directors, by unanimous vote, adopted resolutions approving and recommending that the stockholders adopt an amendment to Article IV of the Company's Articles of Incorporation ("articles") to increase its authorized Common Stock from 40,000,000 to 75,000,000 shares. The relative rights and limitations of the Common Stock would remain unchanged under the amendment. The Board of Directors believes that the increase of authorized shares of Common Stock contemplated by the proposed amendment to Article IV of the articles is desirable to make additional unreserved Common Shares available for issuance or reservation without further shareholder authorization, except as required by law, the Company's By-Laws or exchange rules.

     The Board of Directors believes the proposed amendment to Article IV of the articles will provide several long-term advantages to the Company and its stockholders. The ability to issue shares, as deemed in the Company's best interests by the Board of Directors, will permit the Company to avoid the expenses which are incurred in holding special shareholders' meetings. Transactions dependent upon the issuance of additional shares of Common Stock would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to the consummation of such transactions.

     The passage of Proposal 2 may enable the Company to enter into transactions which it believes provide for growth and profit. The Company has in the past and expects in the future to issue shares of Common Stock as part of transactions intended to increase shareholder value. Additional authorized shares of Common Stock could be issued to raise cash through sales to public or private investors. Proceeds from the sales of shares could be used to reduce borrowing costs, fund product development projects or make strategic investments. Additional authorized shares of Common Stock could be issued in exchange for services thus freeing cash reserves for other purposes, to pursue acquisitions that benefit future growth or as part of a joint venture through which the Company expects to increase shareholder value. With the limited number of shares currently available for such uses, it is impractical for the Company to pursue or evaluate such transactions.

     The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. It may also adversely affect the market price of the Common Stock. However, in the event additional shares are issued in transactions that provide favorable business opportunities or that provide working capital sufficient to adequately capitalize the Company to allow it to pursue its business plan, the market price may increase.

     The Company has 10,000,000 shares of Preferred Stock with a par value of $0.01 authorized with no shares outstanding at December 1, 1996. Proposal 2 does not amend the number of authorized shares of Preferred Stock.

RECOMMENDATION

     Shareholders are requested in this Proposal 2 to approve the amendment to
Article IV of the Articles of Incorporation to increase the number of authorized shares to 75,000,000. Amending Article IV shall be approved by the affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Shareholders Meeting.

                                   PROPOSAL 3

                         APPROVAL OF THE SECOND AMENDED
                       AND RESTATED STOCK INCENTIVE PLAN

     The Second Amended and Restated Stock Incentive Plan (the "Plan") amends the Company's current Amended and Restated Stock Incentive Plan in two respects:
It increases the number of shares for which options may be awarded under the Plan from 2,000,000 to 3,000,000, and increases the maximum number of shares of Common Stock that may be issued to any one individual in any three-year period from 500,000 to 750,000.

     The essential features of the amendments to the Company's Stock Incentive Plan (the "Plan") are outlined below. A copy of the Plan is attached as Exhibit A hereto.

GENERAL

     The Telular Corporation Stock Incentive Plan is effective as of November 17, 1993. Under the Plan, incentive options of up to 2,000,000 shares may be issued to officers and key employees of the Company. An aggregate of 1,500,000 shares have been granted under the plan, and only 500,000 shares remain available for future grant under the Plan. On December 3, 1996, the Board of Directors approved and adopted, subject to shareholder approval, amendments to increase the number of shares of Common Stock authorized for issuance under such plan from 2,000,000 to 3,000,000, and to increase the maximum number of shares of Common Stock that may be issued to any one individual in any three-year period from 500,000 to 750,000.

REASON FOR AMENDMENTS

     The amendments have been proposed to assure that the Company has sufficient shares available under the Plan to provide proper inducements to encourage grantees to either serve or remain employed with the Company, to perform in a superior manner, and to share in the future success of the Company's business.

RECOMMENDATION

     Shareholders are requested in this Proposal 3 to approve the Plan. Approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Shareholders Meeting.

                                   PROPOSAL 4

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since December 1992. Representatives of Ernst & Young LLP are expected to be present at the 1997 Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 29, 1996, (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director of the company, (iii) by each Named Executive Officer, and (iv) by all directors and executive officers of the Company as a group:

                           NAME AND ADDRESS OF                     NUMBER OF
                            BENEFICIAL OWNER                        SHARES       PERCENT
        ---------------------------------------------------------  ---------     -------
        Motorola(1)..............................................  4,752,989       15.1%
          1303 E. Algonquin Rd.
          Schaumburg, IL 60601
        DNIC Brokerage(1)(3).....................................  4,479,841       14.3%
          20546 N. Milwaukee Ave.,
          #356 Deerfield, IL 60014
        Mark R. Warner(1)(2).....................................  2,495,988        8.0%
          201 North Union St., Suite 300
          Alexandria, VA 22314
        Robert B. Blow(1)(2).....................................  2,431,233        7.8%
          6410 Poplar Avenue, Suite 395
          Memphis, TN 38119
        Telular Canada(1)........................................  1,878,085        6.0%
          89 Skyway Avenue, Suite 208
          Toronto, Ontario
          M9W 6R4 Canada
        Columbia Capital Corporation(1)..........................     41,543          *
        William L. De Nicolo(3)(4)(6)(8).........................  4,534,242       14.4%
        Kenneth E. Millard(4)(6)(11).............................     36,648          *
        Joel J. Bellows(4)(5)....................................     45,171          *
        John E. Berndt(4)........................................          0          *
        John A. Blanchard III(4)(5)..............................      1,671          *
        Larry J. Ford(4).........................................      1,671          *
        David P. Mixer(1)(2)(4)..................................    785,740        2.5%
        Richard D. Haning(4)(9)..................................  4,752,989       15.1%
        William E. Spencer(4)(5)(9)..............................  4,752,989       15.1%
        Robert C. Montgomery(6)(11)..............................     98,734          *
        Raymond M. O'Leary(6)(7)(11).............................     29,560          *
        George Claudio, Jr(6)(11)................................     96,376          *
        Gordon T. Jenkins(6).....................................     37,000          *
        Richard T. Gerstner(6)(10)...............................     52,170          *
        John R. Wilkins, Jr.(6)(10)..............................          0          *
        Patrick L. Murtha(6)(10).................................          0          *
        All Directors and Officers as a group
          (14 Persons)(12)(13)...................................  10,408,725      33.2%

---------------

  *  Less than one percent.

 (1) The entities named in the table are parties to a Shareholders' Agreement that contains certain restrictions and requirements in connection with the voting and disposition of Common Stock. See "Certain
     Transactions -- Shareholders' Agreement." By virtue of the Shareholders' Agreement, the parties thereto may be deemed to share voting and dispositive power over shares of Common Stock, representing approximately 55% of the total outstanding on the date hereof. The parties thereto disclaim any beneficial interest attributed to them by virtue of such Shareholders' Agreement.

 (2) Through their ownership of stock of Columbia Capital Corporation, Messrs. Warner, Blow and Mixer have indirect beneficial interest in 41,543 shares of the Company held by or attributed to Columbia Capital Corporation. As directors of Columbia Capital Corporation, they may be deemed to share voting and investment power with respect to all shares of the Company held by or attributed to Columbia Capital Corporation.

 (3) Through his ownership of stock of DNIC, William L. De Nicolo has an indirect beneficial interest of 71.2% in the shares of the Company held by DNIC. As a director and principal stockholder of DNIC, he may be deemed to have voting and investment power with respect to all shares of the Company held by DNIC.

 (4) The named individual is a director of the Company.

 (5) The named individual is a director of the Company that did not stand as a nominee for re-election or retired from the Board of Directors.

 (6) The named individual is a Named Executive Officer of the Company as of September 30, 1996.

 (7) The Named Executive Officer's employment with the Company terminated after November 29, 1996.

 (8) Includes 4,479,841 shares held by DNIC. Mr. De Nicolo, as a director and principal stockholder of DNIC, may be deemed to share voting and investment power with respect to the shares held by DNIC.

 (9) Includes 4,752,989 shares held by Motorola. As an executive officer of Motorola, the director may be deemed to share voting and investment power with respect to the shares held by Motorola. The Director disclaims beneficial ownership of these shares.

(10) The Named Executive Officer's employment with the Company terminated before September 30, 1996. All shares noted are beneficially owned by the individual as of November 29, 1996.

(11) The number of shares shown as beneficially owned includes options that are exercisable within 60 days of November 29, 1996.

(12) Includes 234,750 shares that Officers of the Company may acquire pursuant to options exercisable within 60 days of November 29, 1996.

(13) Includes, in addition to shares held beneficially by executive officers and directors as shown in the foregoing table, 4,752,989 shares held by Motorola, 4,479,841 shares held by DNIC and 41,543 shares held by Columbia Capital Corporation. Certain directors may be deemed to be beneficial owners of such shares. Named Executive Officers Mr. Gerstner, Mr. Wilkins and Mr. Murtha are excluded due to their employment terminating with the Company before September 30, 1996, see note (10).

                             EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation earned by the Chief Executive Officers, the four most highly compensated executive officers whose salary and bonus combined exceeded $100,000 in fiscal 1996 and two named executive officers whose employment terminated with the Company during the fiscal year, for whom, but for that fact, disclosure would have been required. During that period, except for Mr. Millard, who received restricted stock with a fair-market value of $25,000 as part of his fiscal 1996 bonus, no Named Executive Officer received any restricted stock award, stock appreciation right or payment under any long term incentive plan.

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                              OTHER ANNUAL      -------------        ALL OTHER
           NAME             YEAR   SALARY($)     BONUS($)    COMPENSATION($)    OPTIONS(#)(1)     COMPENSATION($)
--------------------------- ----   ---------     --------    ---------------    -------------     ---------------
William L. De Nicolo(2).... 1996   $ 200,000(3)  $      0        $     0          $       0          $       0
  Chairman of the Board     1995     239,250(3)         0              0
                            1994     241,315(3)         0              0                  0                  0
Kenneth E. Millard(2)...... 1996     114,423(4)    50,000(4)           0            500,000             22,973(4)
  Chief Executive Officer
  President and Director
Richard T. Gerstner(2)..... 1996      27,855            0              0                  0            126,347(5)
  Chief Executive Officer,  1995     211,667      104,500          6,000             59,201                  0
  President and Director    1994     183,333       40,100        289,165(6)         177,992             50,000(7)
Robert C. Montgomery....... 1996     177,184       54,788              0            246,000(8)               0
  Chief Operating Officer   1995     161,250       15,000              0             36,000                  0
  Executive Vice-President  1994     146,625       15,000              0                  0                  0
Raymond M. O'Leary(15)..... 1996     160,529            0         14,509(9)         100,000(10)              0
  Senior Vice-President     1995      89,327            0         97,021(9)          24,000                  0
  Sales and Marketing       1994      30,467            0         15,234(9)               0                  0
George Claudio, Jr......... 1996     131,223       16,000              0             48,209(11)              0
  Senior Vice-President     1995     116,666       19,000              0             48,209                  0
  Engineering               1994           0            0              0                  0                  0
Gordon T. Jenkins.......... 1996      98,257       21,903              0             37,000(12)              0
  Vice-President, Finance   1995      89,425       15,000              0             12,000                  0
                            1994      81,300       15,000              0                  0                  0
John R. Wilkins, Jr.(13)... 1996     123,135       33,750              0                  0                  0
  Senior Vice-President     1995     168,541       72,500              0             46,354                  0
  Manufacturing and         1994      14,167        4,375              0             25,680                  0
  Development
Patrick L. Murtha(13)...... 1996     123,750            0              0                  0             50,000(14)
  Vice-President            1995     148,332       43,100              0                  0
  Corporate Development     1994     103,000       20,000              0                  0                  0

---------------

 (1) Represents the number of options granted and/or repriced during the fiscal year.

 (2) The named executive officer served as Chief Executive Officer (CEO) during fiscal 1996. Mr. Gerstner served as CEO from November 1993 until the date of his resignation, November 15, 1995. Mr. De Nicolo served as CEO from November 15, 1995 until Mr. Millard was named CEO on April 17, 1996.

 (3) All amounts represent fees earned by Mr. De Nicolo under a consulting agreement except as noted in fiscal 1994, see "Employment Contracts". For fiscal 1995, approximately $40,000 of the amount earned was paid in shares of the Company's unregistered Common Stock. For fiscal 1994, this amount represents $228,392 earned under the consulting agreement, and salary earned of $12,923 while serving as Chief Executive Officer in October 1993.

 (4) Earned as part of Mr. Millard's employment agreement with the Company, see "Employment Contracts". Approximately $25,000 of Mr. Millard's bonus was paid in shares of the Company's unregistered Common Stock. All other compensation represents approximately $10,000 in moving expenses and $13,000 in consulting fees paid to Mr. Millard, which were incurred prior to being employed by the Company.

 (5) Represents a $50,000 relocation bonus and $72,000 loan and interest accrued thereon forgiven and discharged in full upon Mr. Gerstner's resignation, in accordance with Mr. Gerstner's modified employment agreement.

 (6) Includes $235,966, which represents the dollar value of the difference between the price paid and the fair market value of Company stock purchased, $47,199 for taxes paid on a portion of the tax liability incurred on the purchase of shares at below fair market value, and $6,000 to defray anticipated costs of life insurance.

 (7) Represents a one-time payment in order to defray the costs of moving to the Chicago, Illinois, metropolitan area.

 (8) Includes 36,000 options repriced from $8.25 to $4.50 during the fiscal year ended September 30, 1996.

 (9) Represents commission income.

(10) Includes 24,000 options repriced from $8.25 to $4.50 during the fiscal year ended September 30, 1996.

(11) Includes 48,209 options repriced from $8.25 to $5.5625 during the fiscal year ended September 30, 1996.

(12) Includes 12,000 options repriced from $8.25 to $5.5625 during the fiscal year ended September 30, 1996.

(13) The named executive officer's employment terminated with the Company during the fiscal year. But for that fact, disclosure would have been required pursuant to Securities Regulations, and, therefore, is required.

(14) Represents severance payment made to Mr. Murtha upon his separation from the Company.

(15) The named executive officer's employment terminated with the Company subsequent to September 30, 1996 and 76,000 options were canceled.

EMPLOYMENT CONTRACTS

     Effective November 1, 1993, Mr. De Nicolo entered into a consulting agreement with the Company pursuant to which he will advise and assist the Company on strategic planning, negotiation of transactions, and development of business opportunities. Under the consulting agreement, Mr. De Nicolo is entitled to receive a per diem of $1,500 per day, guaranteed, in any 12 month period, to aggregate not less than $200,000. Mr. De Nicolo and the Company agreed to terminate the consulting agreement effective September 30, 1997.

     On April 18, 1996, the Company entered into a two year employment agreement with Kenneth E. Millard, pursuant to which Mr. Millard agreed to serve as Chief Executive Officer and President of the Company. Employment is on an "at-will" basis and shall continue in effect until terminated by either the Company or Mr. Millard with at least 60 days prior to notice. Under the agreement, Mr. Millard is to receive an annual salary of $250,000 and incentive bonus of $200,000 based on performance targets established by the Board of Directors. For any fiscal year for which Mr. Millard achieves 100% of the performance targets, he will receive the incentive bonus, of which $100,000 shall be paid in cash and $100,000 shall be paid in the form of Common Stock of the Company at fair market value. Mr. Millard was granted 500,000 options as part of his employment agreement with the Company. Options to acquire 50,000 shares of the Company's Common Stock at $5.00 per share vested on April 18, 1996. Options to acquire 150,000 shares of the Company's Common Stock at $4.50 per share vest in 36 monthly installments from June 1996 through May 1998. Options to acquire 300,000 shares of the Company's Common Stock at $4.50 per share shall vest on April 30, 2003 or earlier if certain "cliff" vesting targets are met. Under cliff vesting, for each $2.00 increase over a base price of $5.00 in the closing bid price on NASDAQ for the Company Shares which remains in effect for 30 consecutive trading days, options for 25,000 Company Shares will vest on the first business day after such 30-day period. There may be coterminous periods for which the closing bid price of the Company Shares have increased over the applicable base price by more than $4.00. Under cliff vesting, during the first, second and third years of Mr. Millard's employment, of the 300,000 options subject to cliff vesting no more than 40%, 30% and 30%, respectively, of the options may vest. All options granted to Mr. Millard terminate on May 1, 2006 or 180 days after Mr. Millard is no longer employed with the Company.

     On November 17, 1993 the Company entered into a three year employment agreement with Richard T. Gerstner, pursuant to which Mr. Gerstner agreed to serve as Chief Executive Officer and President of the Company. Under the agreement, Mr. Gerstner received an annual salary of at least $200,000, subject to annual increases of at least 10%, plus an incentive bonus of from 10% to 100% of his salary, based upon the performance of the Company relative to the budgets approved by the Board of Directors. Pursuant to the agreement, Mr. Gerstner was required to purchased 72,170 shares of the Company's Common Stock on or before December 31, 1993. Additionally, the Company granted to Mr. Gerstner options to acquire up to 237,193 shares of Common Stock. The Company also agreed to grant Mr. Gerstner incentive options in the future, exercisable at the market price at the time of grant, with the number of shares granted for any year based on the total cash compensation payable during that year. On April 1, 1995, Mr. Gerstner's employment agreement was modified. In conjunction with the modified agreement and the resignation of Mr. Gerstner in November 1995, Mr. Gerstner was paid a bonus of $104,500 for the fiscal year ending September 30, 1995, became fully vested in all stock options outstanding, received a relocation bonus of $50,000, and the Company's loan to Mr. Gerstner in the principal amount of $72,000 was forgiven and discharged in full. Mr. Gerstner also resigned as a director of the Company in November 1995.

     On September 22, 1992, Robert C. Montgomery entered into an employment agreement with the Company's wholly-owned subsidiary, Telular-Adcor Security Products, Inc. (formerly Adcor Electronics International, Inc.), for a term extending through December 31, 1997. The amended agreement provides for an annual salary of $181,500, payment of all operating expenses for automobiles operated by immediate family members as well as a monthly automobile allowance, fees related to the preparation of personal income tax returns, participation in the Company's Employee Stock Incentive Plan, participation in the Company's bonus plan for executives and a minimum severance payment equivalent to six months of salary if terminated without cause before the term of the contract.

     On September 22, 1992, Gordon T. Jenkins entered into an employment agreement with the Company's wholly-owned subsidiary, Telular-Adcor Security Products, Inc. (formerly Adcor Electronics International, Inc.), for a term extending through December 31, 1997. The amended agreement provides for an annual salary of $100,650, payment of all operating expenses for automobiles operated by immediate family members as well as a monthly automobile allowance, participation in the Company's Employee Stock Incentive Plan, participation in the Company's bonus plan for executives and a minimum severance payment if terminated without cause before the term of the contract.

     All employment agreements are terminable for cause.

OPTION/SAR GRANTS

     The following table sets forth information concerning stock option/SAR grants made to each of the Named Executive Officers for the twelve months ended September 30, 1996.

                                                    INDIVIDUAL
                                                      GRANTS
                                                   ------------
                                                    % OF TOTAL
                                                   OPTIONS/SARS
                                                    GRANTED TO                              POTENTIAL REALIZABLE VALUE AT
                                                   EMPLOYEES IN                             ASSUMED ANNUAL RATES OF STOCK
                                                      TWELVE                              PRICE APPRECIATION FOR OPTION/SAR
                                    OPTIONS/SARS   MONTHS ENDED   EXERCISE                             TERM(1)
                                      GRANTED       SEPT. 30,      PRICE     EXPIRATION   ----------------------------------
               NAME                     (#)            1996        ($/SH)       DATE       0%($)       5%($)        10%($)
----------------------------------  ------------   ------------   --------   ----------   --------   ----------   ----------
William L. De Nicolo..............           0           N/A         N/A           N/A    $      0   $        0   $        0
Kenneth E. Millard................     450,000(2)      43.4%        4.50       5/01/06     168,750    1,548,388    3,665,023
                                        50,000          4.8%        5.00       5/01/06           0      147,043      382,225
Richard T. Gerstner...............           0           N/A         N/A           N/A           0            0            0
Robert C. Montgomery..............     185,000(2)      17.8%        4.50       4/17/06     196,563      843,734    1,836,623
                                        25,000          4.4%        5.00       4/17/06      14,063      101,518      235,692
                                        36,000(3)        N/A        4.50       4/17/06      38,250      164,186      357,397
Raymond M. O'Leary................      76,000              (2)     7.3%          4.50     4/17/06       80,750      346,615
                                        24,000(3)        N/A        4.50       4/17/06      25,500      109,457      238,265
George Claudio, Jr................      48,209(4)        N/A        5.56       4/17/06           0      168,646      427,382
Gordon T. Jenkins.................      25,000          2.4%        5.56       4/17/06           0       87,456      221,630
                                        12,000(4)        N/A        5.56       4/17/06           0       41,979      106,382
John R. Wilkins, Jr.(5)...........           0           N/A         N/A           N/A           0            0            0
Patrick L. Murtha.................           0           N/A         N/A           N/A           0            0            0

---------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Company's stock price. The calculations were based on the market price of the option/SAR from the date of the grant to the end of the option/SAR term. No gain to the options/SARS is possible without an increase in stock price, which will benefit all shareholders proportionately. The 0% column represents the grant-date market price of options with an exercise price below market at the date of grant.

(2) Options for 300,000, 123,000 and 51,000 shares to Millard, Montgomery and O'Leary, respectively, were granted to acquire the Company's Common Stock at $4.50 per share and shall vest on April 30, 2003 or earlier if certain "cliff" vesting targets are met. Under cliff vesting, for each $2.00 increase over a base price of $5.00 in the closing bid price on NASDAQ for the Company Shares which remains in effect for 30 consecutive trading days, options for 25,000 Company Shares shall vest on the first business day after such 30-day period. There may be coterminous periods for which the closing bid price of the Company Shares have increased over the applicable base price by more than $4.00. Under cliff vesting, during the first, second and third years of Messrs. Millard's, Montgomery's and O'Leary's employment, of the options subject to cliff vesting, no more than 40%, 30% and 30%, respectively, of the options may vest.

(3) Represents options repriced from $8.25 to $4.50 during the fiscal year ended September 30, 1996.

(4) Represents options repriced from $8.25 to $5.5625 during the fiscal year ended September 30, 1996.

(5) Shares granted were also canceled during the year and, therefore, were not included in the table.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information concerning the value of exercisable and unexercisable options/SARS held by each of the Named Executive Officers as of September 30, 1996.

                                                             NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN THE
                                                                OPTIONS/SARS AT          MONEY OPTIONS/SARS($)(1)
                                                                   FY-END(#)
                                SHARES         VALUE      ---------------------------   ---------------------------
            NAME              ACQUIRED(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
William L. De Nicolo........       0            $ 0               0              0       $       0      $       0
Kenneth E. Millard..........       0              0               0        500,000               0        287,500
Richard T. Gerstner.........       0              0         227,193              0               0              0
Robert C. Montgomery........       0              0               0        246,000               0        141,250
Raymond M. O'Leary..........       0              0               0        100,000               0         62,500
George Claudio Jr...........       0              0          96,376         48,209         404,297              0
Gordon T. Jenkins...........       0              0          24,850         37,000               0              0
John R. Wilkins, Jr.........       0              0          18,023              0               0              0
Patrick L. Murtha...........       0              0               0              0               0              0

---------------

(1) Represents the fair market value per share of the underlying shares on the last day of the fiscal year less the option/SAR exercise price multiplied by the number of shares. The fair market value per share was $5.125 based upon the closing price of the Common Stock on the NASDAQ National Market System on the last trading day of the fiscal year.

                              CERTAIN TRANSACTIONS

SHAREHOLDERS AGREEMENT

     Certain shareholders of the Company are parties to a Shareholders' Agreement that contains certain provisions as to voting and transfer of Common Stock held by those stockholders. Pursuant to the Shareholders' Agreement, each of Telular Canada and Motorola has the right to nominate for election a number of directors proportionate to its respective holdings of outstanding shares, rounded to the nearest whole number in the case of Telular Canada and rounded up to the nearest whole number in the case of Motorola (provided, in the case of Telular Canada, that as long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director and, in the case of Motorola, that as long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director, and that as long as it holds at least 20% of the outstanding shares of Common Stock it may nominate at least two directors), and the principal shareholders of the Company have agreed to vote in favor of each such nominee. For the six person Board to be elected at the Meeting, this arrangement entitles Motorola to one nominee but does not entitle Telular Canada to a nominee. As required by the Shareholders' Agreement, the Certificate of Incorporation provides that the following actions may not be taken without the affirmative vote of stockholders holding at least two-thirds of the outstanding voting shares:

          (i) merger, consolidation, reorganization, amalgamation or similar transaction (other than certain permitted transactions);

          (ii) disposition of all or substantially all of the assets of the Company;

          (iii) amendment or supplement to the Certificate of Incorporation or Bylaws of the Company; or

          (iv) discontinuance, dissolution or liquidation of the Company or the Company's business.

     Until such time as all Common Stock of the Company owned by Telular Canada became freely available to be traded, subject to United States securities laws, the shares held by the stockholders who are parties to the Shareholders' Agreement were subject to either a right of first refusal prior to sale or, in the event of a sale of more than 10% of the shares held by the selling shareholder, a right to have their shares sold together with those of the selling stockholder. These restrictions have now been lifted.

     If at any time the Company or the stockholders party to the Shareholders' Agreement receive an unsolicited offer to acquire a majority of the stock of the Company or all or substantially all of its assets, they must notify Motorola. If the Company or its stockholders intend to consider the offer, Motorola will have the right to submit a bid as well. The Company and such stockholders may not approve a transaction with a third party which is at a valuation lower than that offered by Motorola. The rights of Motorola will terminate upon any sale by Motorola of shares of Common Stock after which Motorola owns less than 20% of the outstanding shares of Common Stock on a fully-diluted basis.

     Under the Shareholders' Agreement, each of DNIC and Columbia has agreed not to compete with the Company for so long as it is a stockholder and for a period of three years thereafter.

TRANSACTIONS WITH DNIC AND ITS AFFILIATES

     Pursuant to the partnership agreement of The Telular Group L.P., DNIC retained and did not contribute to the Company the right to receive the first $250,000 per year in royalty payments under licensing agreements. A total of $250,000 was received by DNIC pursuant to the agreement during the fiscal year ended September 30, 1996.

TRANSACTIONS WITH COLUMBIA AND ITS AFFILIATES

     During fiscal 1996, the Company rented office space from Columbia Capital Corporation ("CCC") and also reimbursed CCC for expenses related to attendance at Board meetings for Messrs. Blow and Mixer, employees of CCC. During fiscal year 1996, the Company paid to CCC a total of $27,295.

TRANSACTIONS WITH MOTOROLA

     Pursuant to a Patent Cross License Agreement entered into on March 23, 1990, and amended November 2, 1993, the Company licenses to Motorola the right to manufacture and sell cellular interfaces in a variety of products. In addition, the agreement allows the Company to couple its interface to Motorola transceivers, and grants the Company the right to purchase Motorola transceivers. This Patent Cross License Agreement is royalty-bearing to the Company. During fiscal year 1996 the Company received approximately $643,800 in royalty payments from Motorola and purchased transceivers and other equipment from Motorola for approximately $12,983,000.

     On November 2, 1993, Motorola purchased from the Company 3,824,240 shares of Common Stock of the Company in consideration for $11.0 million in cash (including $1.0 million to be used as a market development fund for fixed cellular products incorporating Motorola transceivers) and certain other undertakings by Motorola. These undertakings include: reduction of the pricing on AMPS transceivers currently being purchased by the Company from Motorola; an elimination of the royalties payable by the Company to Motorola under the Patent Cross License Agreement; increase of the Company's credit line for purchases; the opportunity to purchase transceivers based on any transmission technology or standard which Motorola's Cellular Subscriber Group offers to any of its customers if, as and when available to the public; and, on a fee-for-services basis, subject to availability, access to Motorola's Cellular Subscriber Group's worldwide service and maintenance organization, engineering support, and purchasing system. These undertakings terminate on the later of September 20, 1998, and the date on which Motorola ceases to own any Common Stock. The Company granted to Motorola a limited right of first refusal with respect to transceiver purchases by the Company.

     In October 1995, the Company announced it was awarded a contract to supply its PHONECELL product to Motorola's Cellular Infrastructure Group for deployment in existing and future wireless local loop projects in Hungary. The first phase of deliveries started in June 1996 and are expected to continue into the Spring of 1997.

     Also in October 1995, the Company and the Network Ventures Division ("NVD") of Motorola jointly announced the signing of a Preferred Supplier Agreement whereby Telular will be presented as a preferred supplier of fixed wireless subscriber equipment to NVD's cellular joint ventures worldwide. NVD currently has equity positions in cellular operations throughout the world, including Asia, Europe, the Middle East and Latin America.

     In November 1995, the Company announced an agreement with Motorola's Cellular Infrastructure Group ("CIG") providing for CIG to purchase $100 million of Telular's fixed wireless terminals ("FWT") and provide funding for engineering and product development activities over a three year period, commencing on January 1, 1996. The companies also modified existing technology license agreements and expanded their purchase/supply relationship into a cross OEM arrangement under which Telular will sell additional FWTs to CIG, and Motorola will sell current and future cellular products to Telular.

     During fiscal year 1996, the Company made sales to Motorola and affiliates of approximately $8,586,000.

RELATIONSHIP AND TRANSACTIONS WITH TELULAR CANADA

     Telular Canada is a publicly-held Canadian corporation, shares of which are traded on the Toronto Stock Exchange. The Company does not own any stock of Telular Canada, although DNIC owns approximately 1,012,267 of Telular Canada's outstanding shares.

     Pursuant to an exclusive distribution agreement between the Company and Telular Canada, Telular Canada is the exclusive distributor of the Company's products in Canada. The distribution agreement expires in 2007, and is terminable prior to that period only for cause.

     Telular Canada holds title to the Canadian patents for the Company's technology and the right to acquire by transfer, technology that allows Telular Canada to manufacture and sell in Canada products incorporating the Company's patented technology. In addition, the Company has licensed to Telular Canada the use in Canada of the mark "Telular(R)" and the Company's logo. The foregoing licenses to Telular Canada are without royalty to the Company.

     In February 1995, Global Data Inc. ("GDI"), a wholly-owned subsidiary of Telular Canada, entered into a non-exclusive master distribution agreement (the "Agreement") with the Company to purchase and resell the Company's product in the United States. The Agreement will also allow GDI to use the Company's trademarks and logos on its sales literature, and will provide GDI with an open line of credit of $100,000. During fiscal year 1996, the Company made sales to GDI and Telular Canada of $42,500.

RELATIONSHIP AND TRANSACTIONS WITH TELEPATH CORPORATION

     On June 28, 1996, the Company acquired a one-third interest in TelePath for $1,000,000 in cash and common stock of the Company valued at $2,187,500. TelePath is a radio developer, based in Hauppauge, New York, that specializes in the design of advanced cellular and personal communication services products. The agreement provides the Company with fifty percent control of TelePath, and it calls for the Company to increase its equity position in TelePath to fifty percent by August of 1997 by purchasing an additional one-sixth of TelePath for 150,000 shares of the Company's common stock as well as payments totaling $500,000. The agreement includes a multi-year product development program designed to provide a new generation of state-of-the-art fixed wireless terminals, which include both analog and digital radio standards, for markets worldwide. The agreement contemplates that TelePath will provide and the Company will purchase certain development services including the conversion of Telular's patented interface technology into a chip set, integration of Telular's patented interface technology with new and existing cellular radio standards, and development of new feature functions for future generations of analog and digital terminals. During fiscal year 1996, the Company purchased services from TelePath for approximately $675,000.

OTHER TRANSACTIONS AND EVENTS

     Bellows and Bellows, of which Joel Bellows is the principal, has provided legal services to the Company. Mr. Bellows is a director of the Company that will not stand as a nominee for re-election, a shareholder of the Company and a shareholder of DNIC. During fiscal year 1996, the Company paid Bellows and Bellows aggregate fees of $50,500.

     On November 17, 1993, Richard T. Gerstner entered into an employment agreement with the Company that provided, among other things, for the purchase by Mr. Gerstner of 72,170 shares of Common Stock from the Company on or before December 31, 1993, at a purchase price of $500,035. See "Employment Contracts". To enable Mr. Gerstner to pay a portion of the tax liability incurred from the purchase of these shares, the Company loaned him $72,000 in April 1994. The term of the loan originally expired upon either (i) the sale of the shares by the officer, or (ii) the termination of the officer's employment. The loan was non-interest bearing. This loan was forgiven in November 1995 in connection with the termination of Mr. Gerstner's employment. Mr. Gerstner was also given a $50,000 bonus to cover moving expenses as part of his employment agreement.

     Hamman and Benn, of which George Hamman and Marvin Benn are principals, have provided legal services to the Company. Mr. Hamman and Mr. Benn are shareholders of the Company and shareholders of DNIC. During fiscal year 1996, the Company paid Hamman and Benn aggregate fees of $466,000.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Executive compensation is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is a standing committee composed of two non-employee Directors, David Mixer, Managing Director of Columbia Capital and Larry Ford, President and Chief Executive Officer of Information Advantage.

     Since Telular's Initial Public Offering in January 1994, the Compensation Committee of the Board of Directors has developed and administered the Company's management compensation policies and plans. The Committee reviews, recommends and grants salary and bonus incentives for executive officers. The Compensation Committee also administers the Stock Incentive Plan and is responsible for the selection of participants in the Plan and decisions concerning the timing, pricing and the amount of grants or awards to be made.

     In fiscal 1996, the Company continued to pursue performance-based compensation programs that provided significant equity incentives. Vesting of certain stock options has been structured to relate to attainment of stock appreciation rights.

     In April 1996, the Company decided to reprice all outstanding options then held by Company employees. This action was taken in response to a sustained decline in the market price of the Company's stock to a level well below the outstanding options' $8.25 exercise price. The Compensation Committee determined that the discrepancy between the exercise price was so great that the options had ceased to provide a sufficient incentive to the option holders. Moreover, in connection with the hiring of new executives, new options were being issued at an exercise price significantly below that of the outstanding options. In the view of the Compensation Committee, this discrepancy could have become disruptive to employee morale.

     In all but a few cases, the exercise price was reduced to the then-prevailing market price of $5.56. In two cases, those of Mr. Montgomery (the Chief Operating Officer) and Mr. O'Leary (the Vice-President of Sales), the exercise price was set at $4.50, in order to be in parity with options that had been granted to

Mr. Millard at the time of his employment. The following table summarizes options repriced for executive officers:

                                                                                                     LENGTH OF
                                                                                                     ORIGINAL
                                                                                                    OPTION TERM
                                           NUMBER OF     MARKET PRICE                                REMAINING
                                           SECURITIES    OF STOCK AT    EXERCISE PRICE              AT DATE OF
                                           UNDERLYING      TIME OF        AT TIME OF       NEW       REPRICING
                                          OPTIONS/SARS   REPRICING OR    REPRICING OR    EXERCISE       OR
        NAME AND TITLE           DATE       AMENDED       AMENDMENT       AMENDMENT       PRICE      AMENDMENT
------------------------------  -------   ------------   ------------   --------------   --------   -----------
Robert C. Montgomery,.........  4/17/96      36,000         $ 5.56          $ 8.25        $ 4.50      5 Years
Raymond M. O'Leary,...........  4/17/96      24,000           5.56            8.25          4.50      5 Years
George Claudio Jr.,...........  4/17/96      48,209           5.56            8.25          5.56      5 Years
Gordon T. Jenkins,............  4/17/96      12,000           5.56            8.25          5.56      5 Years
Timothy L. Walsh,.............  4/17/96      10,000           5.56            8.25          5.56      5 Years

     Before making compensation recommendations with respect to officers during the past fiscal year, the Committee reviewed base salaries proposed by the CEO, and evaluated each officer's experience and proposed responsibilities and the salaries of similarly situated executives. In determining its recommendations for adjustments of officers' base salaries for fiscal 1997, the Committee focused primarily on each officer's contributions towards the Company's success in moving toward its long term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Committee, and the Committee's assessment of the quality of services rendered by the officer.

     The CEO's compensation for 1996 was established pursuant to an employment agreement negotiated prior to the CEO's acceptance of the position in April 1996. The CEO's compensation package has a significant equity incentive component. For fiscal year 1996, the CEO received a bonus of fifty-thousand dollars, which was paid half in cash and half in stock. Also, stock options for 500,000 shares were granted.

                                          David Mixer, Chairman
                                          Larry Ford

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 27, 1994 to two indices: the NASDAQ Composite Index and the Hambrecht & Quist Technology Index (the "HQ-T"). The total return calculations assume the reinvestment of dividends, although dividends have never been declared for the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The NASDAQ Composite tracks the aggregate return of all equity securities traded on the NASDAQ National Market System (the "NMS"). The HQ-T tracks the aggregate return of technology companies, including electronics, medical and other related technology industries. The Company's Common Stock is traded on the NMS and is a component of the NASDAQ Composite.

                COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN*
          AMONG TELULAR CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX



                                                                        Cummulative Total Return

                                ----------------------------------------------------------------------------------------------------
Period                          1/27/94     3/94    6/94    9/94    12/94   3/95    6/95    9/95    12/95   3/96    6/96    9/96
------                          -------     ----    ----    ----    -----   ----    ----    ----    -----   ----    ----    ----

Tellular Corporation            100         81      77      48      31      40      86      69      43      21      29      26

NASDAQ Stock Market             100         94      89      87      96      104     119     131     135     142     153     159

Hambrecht&Quist Technology      100         96      89      102     111     123     150     170     146     170     178     189


* $100 invested on 1/27/94 in stock or index -- including reinvestment of dividends. Fiscal year ending September 30.

     Telular Corporation's stock price on the last trading date of the 1996 fiscal year, September 30th, was $5.125 per share. The latest sales price attainable before the printing of this proxy was $5.00 per share on November 29, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Ford and Mixer. Neither Mr. Ford nor Mr. Mixer is now or was at any time an officer of the Company.

SECTION 16 COMPLIANCE

     All executive officers, directors and holders of more than 10% of the Company's Common Stock reported all transactions in the Company's Common Stock during fiscal year 1996 in timely filings with the Securities and Exchange Commission ("SEC") as required under Section 16(a) of the Securities and Exchange Act of 1934 except for the following, which were filed after the due date therefore: (i) Form 4 Changes in Beneficial Ownership for Kenneth E. Millard, Robert C. Montgomery, Frank J.M. ten Brink, Raymond M. O'Leary, Gordon
T. Jenkins, John A. Blanchard III and Larry J. Ford, and (ii) Form 5 Annual Statement of Beneficial Ownership of Securities for Timothy L. Walsh and George Claudio Jr.

SHAREHOLDER PROPOSALS

     Shareholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of shareholders must be received by the Company not later than August 15, 1997, at the Company's principal executive offices at 920 Deerfield Parkway, Buffalo Grove, Illinois 60089.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          By Order of the Board of Directors

                                          Frank J.M. ten Brink
                                          Chief Financial Officer, Senior
                                          Vice-President
                                          and Secretary

Buffalo Grove, Illinois
December 11, 1996

                                                                       EXHIBIT A

                              TELULAR CORPORATION

                SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN

 1. PURPOSE

     The Telular Corporation Stock Incentive Plan (the "Plan") is an amendment and restatement of the Telular Corporation Amended and Restated Stock Option Plan. The Plan is designed to enable directors, officers and all employees of Telular Corporation (the "Company") to acquire or increase a proprietary interest in the Company, and thus to share in the future success of the Company's business. Accordingly, the Plan is intended as a means of attracting and retaining directors, officers and employees of outstanding ability, and of increasing the identity of interests between them and the Company's shareholders, by providing an incentive to perform in a superior manner and rewarding such performance. Because the individuals eligible to receive Awards under the Plan will be those who are in positions to make important and direct contributions to the success of the Company, the directors believe that the grant of Awards will advance the interests of the Company and the shareholders.

 2. DEFINITIONS

     In this Plan document, unless the context clearly indicates otherwise, words in the masculine gender shall be deemed to refer to females as well as to males, any term used in the singular also shall refer to the plural, and the following capitalized terms shall have the following meanings:

          (a) "Agreement" means the written agreement to be entered into by the Company and the Grantee, as provided in Section 7 hereof.

          (b) "Award" means an Option, a Stock Appreciation Right, a Performance Share, or any award described in Section 15 hereof.

          (c) "Beneficiary" means the person or persons designated in writing by the Grantee as his beneficiary with respect to an Award in the event of the Grantee's death; or, in the absence of an effective designation or if the designated person or persons predecease the Grantee, the Grantee's Beneficiary shall be the person or persons who acquire by bequest or inheritance the Grantee's rights in respect of an Award. In order to be effective, a Grantee's designation of a Beneficiary must be on file with the Committee before the Grantee's death. Any such designation may be revoked by the Grantee and a new designation substituted therefor at any time before the Grantee's death.

          (d) "Board of Directors" or "Board" means the board of directors of the Company.

          (e) A "Change in Control" shall be deemed to occur when and if any of the following events occurs:

             (i) the Company acquires knowledge that any "person" or "group" within the meaning of Section 13(d) and 14(d)(2) of the 1934 Act in a transaction or series of transactions has become the "beneficial owner," as defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of a majority of the then outstanding voting securities of the Company (not including voting securities held by officers or directors of the Company within the meaning of Section 16 of the 1934 Act), otherwise than through a transaction or series of transactions arranged by, or consummated with the prior approval of, the Board; or

             (ii) the consummation of a merger or consolidation of the Company with, or a sale of all or substantially all of the assets of the Company to, another corporation unaffiliated with the Company that has been approved by the holders of a majority of the outstanding voting securities of the Company (not including any voting securities that are held by directors or officers of the Company within the meaning of
        Section 16 of the 1934 Act) and after which merger, consolidation or the shareholders of the Company immediately prior thereto do not beneficially own at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving such merger or consolidation or to which all or substantially all such assets are transferred.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (g) "Committee" means a committee, appointed or approved by the Board pursuant to Section 5(a) below, consisting of not less than two directors who are "disinterested persons" within the meaning of Rule 16b-3 under the 1934 Act (or any successor rule of similar import) or such greater number of directors as may be required to satisfy the requirements of Rule 16b-3 as in effect from time to time. To the extent that it is determined desirable to exempt any compensation earned under the Plan from the limitation on deductions imposed by Section 162(m) of the Code and the rules and regulations thereunder, membership in the Committee may be limited as necessary to exempt such compensation from such limitation.

          (h) "Company" means Telular Corporation.

          (i) "Disability" means having a total and permanent disability as defined in Section 22(e)(3) of the Code.

          (j) "Fair Market Value" means, when used in connection with the Shares on a certain date, (1) the closing price if Shares are listed on NASDAQ or any national stock exchange, or (2) if Shares are not so listed, any other appropriate method that the Committee deems fair and equitable.

          (k) "Grantee" means a person to whom an Award has been granted under the Plan.

          (l) "Incentive Stock Option" means an Option that complies with the terms and conditions set forth in Section 422(b) of the Code and is designated by the Committee as an Incentive Stock Option.

          (m) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (n) "Nonqualified Stock Option" means an Option granted under the Plan other than an Incentive Stock Option.

          (o) "Option" means an option to purchase a Share or Shares under the Plan. Unless the context clearly indicates otherwise, the term "Option" shall include both Incentive Stock Options and Nonqualified Stock Options.

          (p) "Parent" means any parent corporation of the Company within the meaning of Section 424(e) of the Code (or a successor provision of similar import).

          (q) "Payment Date" means the date specified by the Committee at the grant of a Performance Share that is used to determine the amount and timing of a payment with respect to a Performance Share. A Payment Date may be a certain date or the date on which a performance goal is attained.

          (r) "Performance Share" means a right that provides for a payment in accordance with Section 14 hereof.

          (s) "Plan" means the Telular Corporation Stock Incentive Plan, as set forth herein and as amended from time to time. Unless the context clearly indicates otherwise, the term "Plan" includes the Telular Corporation Stock Option Plan prior to its amendment and restatement.

          (t) "Shares" means shares of the common stock, par value $.01 per Share, of the Company.

          (u) "Stock Appreciation Right" or "Right" means a right that provides for a payment in accordance with Section 10 hereof.

          (v) "Subsidiary" means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (or a successor provision of similar import).

          (w) "Term" means the period during which a particular Option or Right may be exercised.

 3. ADOPTION AND DURATION OF THE PLAN

     (a) The Plan is effective as of November 17, 1993, and shall terminate ten years after such effective date, unless it is sooner terminated in accordance with Section 22 hereof. Any Award outstanding at the time that the Plan is terminated shall not cease to be or cease to become exercisable pursuant to its terms because of the termination of the Plan.

     (b) The Plan shall be approved either (1) by the affirmative vote of the holders of a majority of the outstanding Shares present in person or represented by proxy and entitled to vote at a meeting of the stockholders of the Company duly called for such purpose, or (2) by the written consent of the holders of a majority of the outstanding Shares entitled to vote.

 4. NUMBER AND SOURCE OF SHARES SUBJECT TO THE PLAN

     (a) The Company may grant Awards under the Plan (including Options granted prior to this amendment and restatement) with respect to not more than 3,000,000 Shares (subject, however, to adjustment as provided in Section 21 hereof), which Shares may be provided from the Company's treasury, by the issuance of authorized but unissued Shares, and/or by the purchase of outstanding Shares in the open market or in private transactions. The grant of an Award shall be deemed to be a grant of Shares equal to the greater of (i) the number of Shares on the basis of which the Award is calculated or (ii) the number of Shares issued (if Shares are issued) or the number of Shares with a Fair Market Value at the time of distribution equal to the cash distributed (if cash is distributed).

     (b) If, and to the extent that, all or part of an Award previously granted (including an Option granted prior to this amendment and restatement) is surrendered, lapses, expires, is forfeited or is terminated, in whole or in part, in such manner that all or some of the Shares that are the subject of the Award are not issued to a Grantee (and cash or any other form of consideration is not paid in lieu thereof pursuant to any tandem arrangement or otherwise), then such Shares subject to the Award again shall become available for the granting of Awards under the Plan within the limitation stated in subsection
(a). Notwithstanding the foregoing, (i) if, while any Award is outstanding, the Grantee thereof receives any benefits of ownership of the Shares (such as the right to vote or receive dividends) or (ii) if any Shares previously issued under the Plan are surrendered, or any Shares issuable under the Plan are withheld, in payment of the exercise price or purchase price of an Award or to satisfy tax withholding obligations associated with any Award, then in each such case such Shares shall not again be available for Awards under the Plan.

 5. ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by the Committee. The members of the Committee shall be appointed by the Board from time to time and shall serve at the pleasure of the Board.

     (b) The Committee shall adopt such rules of procedure as it may deem appropriate for the proper administration of the Plan. All actions of the Committee under the Plan shall be effective if taken either (1) by a majority vote of the members then in office at a meeting duly called and held or (2) by execution of a written instrument signed by all of the members then in office.

     (c) The powers of the Committee shall include plenary authority to interpret the Plan. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion, from time to time: (1) to select the officers and key employees to whom Awards shall be granted; (2) to determine the date on which each Award shall be granted; (3) to prescribe the number of Shares subject to each Award; (4) to determine the type of each Award; (5) to determine the Term of each Award; (6) to determine the periods during which Awards may be exercised and the restrictions and limitations upon exercise of Awards or the receipt of Shares; (7) to prescribe any performance criteria pursuant to which Awards may be granted or may become exercisable or payable; (8) to prescribe any limitations, restrictions or conditions on any Award; (9) to prescribe the provisions of each Agreement, which shall not be inconsistent with the terms of the Plan; (10) to adopt, amend and rescind rules and regulations relating to the Plan; and (11) to make all other determinations and take all other actions that are necessary or advisable for the implementation and administration of the Plan.

 6. INDIVIDUALS ELIGIBLE TO RECEIVE AWARDS

     (a) Awards may be granted under the Plan to officers and key employees of the Company or any Subsidiary, including officers and key employees who also serve as members of the Board. All determinations by the Committee as to the individuals to whom Awards shall be granted hereunder shall be conclusive.

     (b) Directors who are not regular salaried employees of the Company or any Subsidiary shall not be eligible to receive Awards.

     (c) A Grantee may receive more than one Award. A Grantee may not receive Awards with respect to more than 750,000 Shares (subject, however, to adjustment as provided in Section 21) in any three-year period. For purposes of the application of this limitation, if an Award is canceled, the Shares subject to the canceled Award shall continue to be counted against the maximum number of Shares for which Awards may be granted to the Grantee. If, after the grant of an Award, the exercise price or purchase price of the Award is reduced, transaction shall be treated as a cancellation of the Award and a grant of a new Award, and both the Shares subject to the Award that is deemed to be canceled and the Shares subject to the Award that is deemed to be granted shall reduce the maximum number of Shares for which Awards may be granted to the Grantee.

 7. AGREEMENT

     (a) Each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award or to which such Award corresponds, and the terms, conditions and restrictions applicable thereto.

     (b) Appropriate officers of the Company are hereby authorized to execute and deliver Agreements in the name of the Company as directed from time to time by the Committee.

 8. INCENTIVE STOCK OPTIONS

     (a) The Committee may authorize the grant of Incentive Stock Options to directors, officers and employees, subject to the terms and conditions set forth in the Plan. The Agreement relating to an Incentive Stock Option shall state that the Option evidenced by the Agreement is intended to be an "incentive stock option" within the meaning of Section 422(b) of the Code.

     (b) The Term of each Incentive Stock Option shall end (unless the Option shall have terminated earlier under another provision of the Plan) on a date fixed by the Committee and set forth in the applicable Agreement. In no event shall the Term of the Option extend beyond ten years from the date of grant of the Option. In the case of any Grantee who, on the date the Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10 percent of the total combined voting power of all classes of stock of the Company, a Parent (if any), or a Subsidiary (if any), the Term of the Option shall not extend beyond five years from the date of grant.

     (c) To the extent that the aggregate Fair Market Value of the stock with respect to which Incentive Stock Options (determined without regard to this subsection (c)) are exercisable by any Grantee for the first time during any calendar year (under all stock option plans of the Company, its Parent (if any) and its Subsidiaries (if any)) exceeds $100,000, such Options shall not be Incentive Stock Options. For the purposes of this subsection (c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted. This subsection (c) shall be applied by taking Options into account in the order in which they were granted.

     (d) The Option price per Share established by the Committee for an Incentive Stock Option shall not be less than the Fair Market Value of a Share on the date the Option is granted, except that in the case of an Incentive Stock Option granted to a Grantee who, on the date the Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10 percent of the total combined voting power of all classes of stock of the Company, a Parent (if any), or a Subsidiary (if any), the Option price for each Share shall not be less than 110 percent of the Fair Market Value of a Share on the date the Option is granted. In no event may an Incentive Stock Option be granted if the Option price per Share is less than the par value of a Share.

     (e) Any Grantee who disposes of Shares purchased upon the exercise of an Incentive Stock Option either (1) within two years after the date on which the Option was granted, or (2) within one year after the transfer of such Shares to the Grantee, shall promptly notify the Company of the date of such disposition and of the amount realized upon such disposition.

 9. NONQUALIFIED STOCK OPTIONS

     (a) The Committee may authorize the grant of Nonqualified Stock Options subject to the terms and conditions set forth in the Plan. Unless an Option is designated by the Committee as an Incentive Stock Option, it is intended that the Option will not be an "incentive stock option" within the meaning of Section 422(b) of the Code and instead, will be a Nonqualified Stock Option. The Agreement relating to a Nonqualified Stock Option shall state that the Option evidenced by the Agreement shall not be treated as an Incentive Stock Option.

     (b) The Term of each Nonqualified Stock Option shall end (unless the Option shall have terminated earlier under another provision of the Plan) on a date fixed by the Committee and set forth in the applicable Agreement. In no event shall the Term of the Nonqualified Stock Option extend beyond ten years from the date of grant of the Option.

     (c) The Option price to be paid by the Grantee for each Share purchased upon the exercise of a Nonqualified Stock Option shall be established by the Committee and set forth in the applicable Agreement. The Option price per Share of a Nonqualified Stock Option may not be less than the par value of a Share.

10. STOCK APPRECIATION RIGHTS

     (a) The Committee may, from time to time, grant Stock Appreciation Rights either (1) in tandem with all or a portion of an Option granted under the Plan or (2) independent of any Option granted under the Plan. A tandem Right shall be exercisable only at such times, and to such extent, as the related Option is exercisable. An independent Right shall be exercisable at such time and to such extent as the Committee shall determine.

     (b) Any Stock Appreciation Right shall permit the Grantee to receive, upon exercise of the Right, an amount (to be paid in cash, in Shares or in both cash and Shares, as determined by the Committee in its sole discretion at any time prior to or after exercise) equal in value to the difference between (1) the Fair Market Value on the date of exercise of the Shares with respect to which the Right is exercised and (2) either (i) the Option price of the related Option in the case of a Right that is related to an Option or (ii) the Fair Market Value of a Share on the date the Right was granted in the case of a Right that is not related to any Option.

     (c) With respect to Rights granted under the Plan, the Committee may establish such waiting periods, exercise dates and other limitations as it shall deem appropriate in its sole discretion, provided that (1) no Right that is granted in tandem with an Option may be exercised after the expiration of the Term of such Option and (2) the exercise of a Right (whether or not in tandem with an Option) for cash by a director or officer (within the meaning of Rule 16b-3 under the 1934 Act) of the Company is subject to the following conditions:
(A) the Company shall have been subject to the reporting requirements of Section 13(a) of the 1934 Act for at least one year prior to the exercise and shall have filed all reports required to be filed under Section 13(a) during such period,
(B) the Company shall have regularly released for publication quarterly and annual summary statements of sales and earnings, (C) the Committee, which shall have sole discretion to approve or disapprove the election of the Grantee to receive cash as whole or partial settlement of the Right, approves the Grantee's election to receive cash after the election is made, (D) the exercise occurs during one of the window periods described in clause (e)(3) of Rule 16b-3 and
(E) the Right is not exercised prior to the expiration of a six-month period after the date of the grant or, if later, stockholder approval of the Plan as provided in Section 3(b). In addition, the Committee may impose a prohibition on the exercise of Rights for such period or periods as it, in its sole discretion, deems to be in the best interest of the Company.

     (d) The right of a Grantee to exercise an Option shall be canceled if and to the extent that the Shares subject to the Option are used to calculate the amount to be received upon the exercise of a tandem Right, and the right of a Grantee to exercise a tandem Right shall be canceled if and to the extent that the Shares subject to the Right are purchased upon the exercise of the related Option.

     (e) A tandem Right may be granted coincident with or after the grant of any related Option; provided that the Committee shall consult with counsel before granting a tandem Right after the grant of a related Incentive Stock Option.

11. EXERCISABILITY OF OPTIONS AND RIGHTS

     (a) The Committee shall have authority to grant (1) Options and Rights that are exercisable in full at any time during their Term and (2) Options and Rights that become exercisable in installments during their Term. In exercising an Option or Right, the Grantee may purchase less than all of the Shares available under the Option or Right. No Option or Right granted to a director or officer of the Company (within the meaning of Section 16 of the 1934 Act) shall be exercisable within six months after the date of the grant of such Option or Right (or, if later, within six months following the date of stockholder approval of the Plan as provided in Section 3(b)).

     (b) The Committee may provide in the Agreement that the Option and/or Right becomes exercisable in full, notwithstanding the applicability of any limitation on the exercise of such Option or Right (other than the six-month waiting period described in the final sentence of subsection (a) above) beginning on the date on which a Change in Control has occurred.

12. EXERCISE OF OPTION OR RIGHT

     (a) Options or Rights shall be exercised by delivering or mailing to the
Committee: (1) in the form and in the manner prescribed by the Committee, a notice specifying the number of Shares to be purchased or the number of Shares with respect to which a Right shall be exercised, and (2) if an Option is exercised, payment in full of the Option price for the Shares so purchased by a method described in Section 17 hereof.

     (b) Subject to Section 16(a) hereof, upon receipt of the notice of exercise and payment of the Option price in the case of an Option, the Company shall promptly deliver to the Grantee (or Beneficiary) a certificate or certificates for the Shares to which he is entitled, without charge to him for issue or transfer tax.

     (c) Upon the purchase of Shares under an Option or Right, the stock certificate or certificates may, at the request of the purchaser or recipient, be issued in his name and the name of another person as joint tenants with right of survivorship.

13. EXERCISE OF OPTIONS OR RIGHTS AFTER TERMINATION OF EMPLOYMENT

     (a) The Committee may provide in the Agreement that the Option and/or Right shall cease to be exercisable after the Grantee's employment with the Company and its Subsidiaries (if any) terminates. The Committee also may provide in the Agreement that the Option and/or Right shall continue to be exercisable for a specified period (but not after such period) after the Grantee's employment with the Company and its Subsidiaries (if any) terminates. The period during which the Option and/or Right shall remain exercisable may vary according to the reason for the termination. In no event shall an Option and/or Right be exercisable after the expiration date specified in the Agreement.

     (b) An Incentive Stock Option shall be treated as a Nonqualified Stock Option if it is exercised more than 12 months after a termination of employment because of a Disability or more than three months after a termination of employment for any reason other than death or Disability.

     (c) The Committee may provide in the Agreement that the Option and/or Right shall become immediately exercisable in full upon the Grantee's termination of employment for specified reasons such as

Disability or death; notwithstanding any provision of the Option and/or Right that provides for the exercise of the Option and/or Right in installments, except for the six-month waiting period described in the final sentence of
Section 11(a). Any Option or Right that would have become immediately exercisable in full upon such a termination but for the application of such six-month waiting period shall become immediately exercisable in full upon the expiration of such six-month waiting period.

14. PERFORMANCE SHARES

     The Committee may, from time to time, grant Performance Shares. A Performance Share shall entitle the Grantee to receive a payment as soon as practicable after a Payment Date (specified by the Committee at the time of the grant of the Performance Share) in an amount equal to the excess (if any) between (1) the Fair Market Value of a Share on the Payment Date and (2) the Fair Market Value of a Share on the date the Performance Share is granted. Unless the Committee provides otherwise at the time of grant, a Grantee may receive payment only if the Grantee remains continuously employed with the Company or a Subsidiary until such Payment Date. Payment may be made in cash, Shares or in both cash or Shares, as determined by the Committee in its sole discretion at any time prior to the Payment Date. A Performance Share does not confer the right to vote or the right to receive dividends. At the time of the grant of the Performance Share, the Committee may establish such terms, limitations and restrictions as it deems advisable, including providing for the acceleration of the Payment Date upon the occurrence of certain events.

15. STOCK-BASED AWARDS

     The Committee may, from time to time, grant Awards under the Plan that consist of, are denominated in or payable in, are valued in whole or in part by reference to, or otherwise are based on or related to, Shares, provided that such grants comply with applicable law. The Committee may subject such Awards to such vesting or earn-out provisions, restrictions on transfer, and/or other restrictions on incidents of ownership as the Committee may determine, provided that such restrictions are not inconsistent with the terms of the Plan. The Committee may grant Awards under this Section 15 that require no payment of consideration by the Grantee (other than services previously rendered or, as may be permitted by applicable law, services to be rendered), either on the date of grant or the date any restriction(s) thereon are removed. Awards granted under this Section 15 may include, by way of example, restricted Shares, performance bonus awards, and other Awards that are payable in cash, or that are payable in cash or Shares or other property (at the election of the Committee or, if the Committee so provides, at the election of the Grantee), provided that such Awards are denominated in Shares, valued in whole or in part by reference to Shares, or otherwise based on or related to Shares.

16. CONDITIONS ON AWARDS

     (a) The grant or exercise of an Award and the distribution of Shares or cash under the Plan shall be subject to the condition that if at any time the Company shall determine (in accordance with the provisions of the following sentence) that it is necessary as a condition of, or in connection with, such grant, exercise or distribution (1) to satisfy withholding tax or other withholding liabilities, (2) to effect the listing, registration or qualification on any securities exchange, on any quotation system, or under any federal, state or local law, of any Shares otherwise deliverable in connection with such grant, exercise or distribution, or (3) to obtain the consent or approval of any regulatory body, then in any such event such grant, exercise or distribution shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its reasonable and good faith judgment. In seeking to effect or obtain any such withholding, listing, registration, qualification, consent or approval, the Company shall act with all reasonable diligence. Any such postponement or limitation affecting the right to exercise an Award or the grant or distribution of an Award, Shares or cash shall not extend the time within which the Award may be granted or exercised or the Shares or cash distributed, unless the Company and the Grantee choose to amend the terms of the Award to provide for such an extension; and neither the Company nor any of its directors or officers shall have any obligation or liability to the Grantee or to a Beneficiary by reason of any such postponement or limitation.

     (b) All Awards granted under the Plan shall be nontransferable other than by will or by the laws of descent and distribution, and an Award may be exercised during the lifetime of the Grantee only by him.

17. PAYMENT FOR AWARD

     Any exercise or purchase price of an Award may be payable, at the discretion of the Committee, by any one or a combination of the following methods: (1) by money order, cashier's check or certified check; (2) by having the Company withhold Shares otherwise deliverable to the Grantee or by the tender of other Shares to the Company; or (3) unless the Committee expressly provides otherwise (at the time of grant in the case of Incentive Stock Option or at any time prior to exercise or purchase in the case of any other Award) by cash payment made by the Grantee's broker pursuant to the Grantee's instructions (and, if so instructed by the Grantee, cash payment by the Grantee's broker of the amount of any taxes to be withheld in connection with the exercise), accompanied by the Grantee's irrevocable instructions to the Company to deliver the Shares issuable upon exercise of the Option promptly to the broker for the Grantee's account; provided that, in the case of any director or officer (within the meaning of Section 16 of the 1934 Act) of the Company, such exercise would not subject the Grantee to short-swing profit recovery provision of Section 16(b) of the 1934 Act. Shares tendered in satisfaction of the exercise price or purchase price shall be valued at their Fair Market Value on the date of tender. The Committee shall determine acceptable methods for tendering Shares to exercise an Award under the Plan, and may impose such limitations and prohibitions on the use of Shares to exercise Awards as it deems appropriate. The date of exercise of an Award shall be deemed to be the date on which the notice of exercise and payment of the exercise price or purchase price are received by the Committee or, if such notice of exercise and payment are mailed in the United States and the United States Postal Service has stamped its postmark thereon, then on the date of such postmark.

19. TAX WITHHOLDING

     (a) The Company shall have the right to collect an amount sufficient to satisfy any federal, state and/or local withholding tax requirements that might apply with respect to any Award (including, without limitation, the exercise of an Option or Right, the disposition of Shares, or the grant or distribution of Shares or cash) in the manner specified in subsection (b) or (c) below. Alternatively, a Grantee may elect to satisfy any such withholding tax requirements in the manner specified in subsection (d) or (e) below to the extent permitted therein.

     (b) The Company shall have the right to require Grantees to remit to the Company an amount sufficient to satisfy any such withholding tax requirements.

     (c) The Company and any Subsidiary also shall, to the extent permitted by law, have the right to deduct from any payment of any kind (whether or not related to the Plan) otherwise due to a Grantee any such taxes required to be withheld.

     (d) If the Committee in its sole discretion approves, a Grantee may irrevocably elect to have any withholding tax obligation satisfied by (i) having the Company withhold Shares otherwise deliverable to the Grantee with respect to the Award, or (ii) delivering other Shares to the Company; provided that, to the extent necessary for a director or an officer (within the meaning of Section 16 of the 1934 Act) of the Company to obtain exemption from the short-swing profit recovery provisions of Section 16(b) of the 1934 Act, any such election either
(i) shall be made by an irrevocable election made at least six months before the date on which the amount of the tax to be withheld is determined or (ii) is subject to the following conditions: (A) the Company shall have been subject to the reporting requirements of Section 13(a) of the 1934 Act for at least one year prior to the election and shall have filed all reports required to be filed under Section 13(a) during such period, (B) the Company shall have regularly released for publication quarterly and annual summary statements of sales and earnings, (C) the Committee, which shall have sole discretion to approve or disapprove such election, approves the election after the election is made, (D) the election occurs during (or in advance to take effect during) one of the window periods described in clause (c)(3) of Rule 16b-3 and (E) the election does not occur prior to the expiration of a six-month period after the date of the grant of the Award or, if later, stockholder approval of the Plan as provided in Section 3(b).

     (e) If permitted by the Committee, a Grantee may elect to have any withholding tax obligation satisfied in the manner described in Section 17(3), to the extent permitted therein.

20. FRACTIONAL SHARES

     No fractional Shares shall be issued pursuant to the Plan or any Award. The Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of fractional Shares, or whether fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

21. SHAREHOLDER RIGHTS

     (a) No Award shall not confer upon a Grantee any rights of a shareholder unless and until the Shares are actually issued to him.

     (b) Subject to any required action by the Company's shareholders, if the Company shall be a party to any merger, consolidation or reorganization in which Shares are changed or exchanged, a Grantee holding an outstanding Award shall be entitled to receive, upon the exercise of such Award, the same consideration that a holder of the same number of Shares that are subject to the Award is entitled to receive pursuant to such merger, consolidation or reorganization.

22. ADJUSTMENT FOR CHANGES IN CAPITALIZATION

     In addition to the provisions of Section 20(b) above, in the event of (i) any change in the Shares through merger, consolidation, reorganization, recapitalization (ii) any dividend on the Shares that is payable in such Shares, or (iii) a stock split or a combination of Shares, then, in any such case, the aggregate number and type of Shares available for Awards, the number and type of Shares subject to outstanding Awards, the exercise price or purchase price per Share of each outstanding Award and the number of Shares with respect to which Awards may be granted to a Grantee within any three-year period, shall be adjusted by the Committee as it deems equitable in its sole and absolute discretion to prevent substantial dilution or enlargement of the rights of the Grantees, subject to any required action by the shareholders of the Company; and provided that with respect to Incentive Stock Options, no such adjustment shall be required to the extent that such adjustment would cause such Options to violate Section 422(b) of the Code.

23. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

     The Board of Directors may at any time terminate, suspend or modify the Plan, except that the Board shall not, without the approval of the holders of a majority of the Company's outstanding Shares present in person or represented by proxy and entitled to vote at a meeting of the stockholders of the Company duly called for such purpose or by the written consent of the holders of a majority of the outstanding Shares entitled to vote, (a) change the class of persons eligible for Awards; (b) change the exercise price or purchase price of Awards (other than through adjustment for changes in capitalization as provided in Section 21 hereof); (c) increase the maximum duration of the Plan; (d) materially increase the benefits accruing to participants under the Plan; or (e) materially increase the number of securities that may be issued under the Plan. No termination, suspension, or modification of the Plan shall adversely affect any right acquired by any Grantee or by any Beneficiary, under the terms of any Award granted before the date of such termination, suspension or modification, unless such Grantee or Beneficiary shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization in accordance with
Section 21 hereof does not adversely affect any such right.

25. APPLICATION OF PROCEEDS

     The proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

26. UNFUNDED PLAN

     The Plan shall be unfunded. Neither the Company nor any Subsidiary shall be required to segregate any assets that may be represented by any Awards, and neither the Company nor any Subsidiary nor the Board shall be deemed to be a trustee of any amounts to be paid under any Award. Any liability of the Company or any Subsidiary to pay any Grantee or Beneficiary with respect to an Award shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan and the applicable Agreement; no such obligation shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Company or a Subsidiary.

27. GENERAL PROVISIONS

     The grant of an Award at any time shall not give the Grantee any right to similar grants at any other time or any right to be retained in the employ of the Company or its Subsidiaries.

28. GOVERNING LAW

     The Plan shall be governed and its provisions construed, enforced and administered in accordance with the laws of the state of Illinois, except to the extent that such laws may be superseded by any federal law.

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PROXY                                                                      PROXY


                             TELULAR CORPORATION

 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 28, 1997


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned hereby constitutes and appoints Kenneth E. Millard and Frank J. M. ten Brink, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the 1997 Annual Meeting of Shareholders of the Company to be held at the North Shore Hilton, 9599 Skokie Blvd., Skokie, IL 60077 on Tuesday, January 28, 1997 at 9:00 a.m., and at any adjournment thereof, upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

       PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE
                   AND RETURN IT IN THE ENCLOSED ENVELOPE.


                (Continued and to be signed on reverse side.)

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                             TELULAR CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /


DIRECTORS RECOMMEND:  A VOTE FOR ELECTION OF THE FOLLOWING DIRECTORS AND A VOTE FOR PROPOSAL(S) 2, 3 AND 4.

1.  ELECTION OF DIRECTORS --                                             3.  To approve the Company's
    1-John E. Berndt, 2-William L. DeNicolo,                                 Second Amended and Restated
    3-Larry J. Ford, 4-Richard D. Haning,       FOR             FOR ALL      Stock Incentive Plan, which
    5-Kenneth E. Millard, 6-David P. Mixer.     ALL   WITHHOLD  EXCEPT       amends the existing Stock       FOR    AGAINST  ABSTAIN
                                                / /      / /     / /         Incentive Plan to increase      / /      / /     / /
                                                                             the number of shares of
                                                                             Common Stock authorized
                                                                             for issuance under such plan
                                                                             from 2,000,000 to 3,000,000,
                                                                             and increases the maximum
    ------------------------------------------                               number of shares of Common
    Nominee Exception (To withhold authority                                 Stock that may be issued to
    to vote for any individual nominees, write                               any one individual in any
    those numbers from the list on the line                                  three-year period from
    above)                                                                   500,000 to 750,000.
                                                FOR   AGAINST  ABSTAIN
To Amend the Articles of Incorporation to       / /     / /      / /     4.  To ratify and approve the
increase the number of authorized shares of                                  selection of Ernst & Young      FOR    AGAINST  ABSTAIN
Common Stock from 40,000,000 to 75,000,000.                                  LLP as independent auditors     / /      / /     / /
                                                                             for the fiscal year ending
                                                                             September 30, 1997.

                                                                         In their discretion, on such other
                                                                         business as may properly come before
                                                                         the meeting or any adjournment
                                                                         thereof.
                                                                                                             FOR
                                                                         MARK HERE IF YOU PLAN TO ATTEND     / /
                                                                         THE MEETING AND VOTE YOUR SHARES.

                                                                                                      Dated:                   199
                                                                                                            -----------------,    --
                                                                         Signature(s)
                                                                                     -----------------------------------------------

                                                                         -----------------------------------------------------------
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